Exhibit 10.1

Addendum to Harris Furlong III

This addendum (the “Addendum”) is made and entered into as of the 15th day of March, 2011 (the “Effective Date”) by and between Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Sellers”), and Ante5, Inc., a Delaware corporation (“Buyer”), with respect to the following facts:

R E C I T A L S

A.
Sellers and Buyer entered into an Amended and Restated Asset Purchase Agreement on the 2nd day of March, 2011 (“Harris Furlong III”), wherein Buyer agreed to purchase from Sellers certain interests in mineral leases as described in Appendix B of Harris Furlong III (the “Acquired Assets”).

B.	Buyer is a Delaware corporation that files public reports with the Securities and Exchange Commission.

C.	Sellers and Buyer desire to modify certain Acquired Assets as described in Appendix B of Harris Furlong III.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Addendum, and in light of the above recitals to this Addendum, the parties to this Addendum hereby agree as follows:

1.	Acreage to Retract: Mineral Leases listed in Appendix A to this Addendum.

2.	Acreage to Add: Mineral Leases listed in Appendix B to this Addendum.

3.	Producing Acreage: all of the mineral interests added to Appendix B of Harris Furlong III by way of this Addendum (New Acreage) are producing.

a.
Sellers:  Sellers have the right to collect mineral revenues generated prior to January 1, 2011, by wells currently in production on the New Acreage.  Sellers have the obligation to pay for all costs incurred prior to January 1, 2011, by wells currently in production on the New Acreage.  Sellers have no rights to mineral revenues generated on or after January 1, 2011, by way of the New Acreage.  Sellers have no obligation to pay for operational costs incurred on or after to January 1, 2011, by way of the New Acreage.

b.
Buyer:  Buyer has the right to collect mineral revenues generated on or after January 1, 2011, by way of the New Acreage.  Buyer has no rights to mineral revenues generated prior to January 1, 2011, by way of the New Acreage.  Buyer has no obligation to pay for costs incurred prior to January 1, 2011, by way of the New Acreage.

4.	Buyer NRI%: Sellers warrant that [a] Buyer’s Net Revenue Interest in the New Acreage is no less than 80% and [b] Sellers are not retaining or acquiring an overriding interest in New Acreage.

Except for the changes set forth herein, the parties hereby acknowledge that all other terms set forth in Harris Furlong III are not changed by this Addendum and are thereby in full force and effect.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

SELLERS:	TWIN CITY TECHNICAL LLC, a North Dakota Limited Liability Company

By:
Terry L. Harris, President

IRISH OIL AND GAS, INC., a Nevada corporation

By:
Timothy P. Furlong, Vice-President

BUYER:	ANTE5, INC., a Delaware corporation

By:
Bradley Berman, Chief Executive Officer

Appendix A to the Addendum of Harris Furlong III – Mineral Leases Retracted

Appendix B to the Addendum of Harris Furlong III – Mineral Leases Added